                                     Filed Pursuant to Rule 424(b)(3)
                                     Registration No. 333-39273
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 7, 1997)

[ASSOCIATES LOGO]

                                 $1,000,000,000
                       MEDIUM TERM SENIOR NOTES, SERIES J
                                      AND

                    MEDIUM TERM SUBORDINATED NOTES, SERIES A
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE

     Associates Corporation of North America (the "Company") may offer from time to time its Medium Term Senior Notes, Series J (the "Senior Notes") and Medium Term Subordinated Notes, Series A (the "Subordinated Notes"; together with the Senior Notes, the "Notes") in an aggregate initial offering price of up to U.S. $1,000,000,000, or the equivalent thereof if any of the Notes are denominated in other currencies or currency units (the "Specified Currency") as may be designated by the Company at the time of offering (the "Foreign Currency Notes"), subject to change. See "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks." Each Note will mature on a day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to redemption at the option of the Company or repayment at the option of the holder thereof prior to the Maturity Date (as defined herein) thereof. Unless otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000. Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing such Specified Currency.

    Each Note will be represented either by one or more Global Securities (as defined in the Prospectus) registered in the name of The Depository Trust Company, New York, New York (the "Depositary"), or its nominee (each, a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Securities representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be issuable as Certificated Notes, except under the circumstances described herein.

    The interest rate or interest rate basis or formula, if any, issue price, priority, Maturity Date, Specified Currency, redemption and repayment provisions, if any, and other terms, if any, for each Note will be established by the Company at the date of issue of such Note and will be set forth in such Note and specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes will bear interest at a fixed rate ("Fixed Rate Notes") or at a floating rate ("Floating Rate Notes") determined by reference to the CD Rate, the Commercial Paper Rate, the CMT Rate, the Federal Funds Rate, the 11th District Cost of Funds Rate, the Kenny Rate, LIBOR, the Prime Rate, the Treasury Rate (each as defined herein), or such other interest rate basis or formula as may be specified in the applicable Pricing Supplement, as adjusted by the Spread or Spread Multiplier (each as defined herein), if any, applicable to such Notes. Fixed Rate Notes may be issued as Original Issue Discount Notes (as defined herein) at a discount from the principal amount payable on the Maturity Date thereof, and may include provisions under which holders of Original Issue Discount Notes do not receive periodic payments of interest on such Notes ("Zero-Coupon Notes"). Fixed Rate Notes may be issued as Amortizing Notes (as defined herein), which pay a level amount in respect of both interest and principal amortized over the life of the Notes. The principal amount payable upon Maturity (as defined herein) of, or any interest and premium (if any) on, a Note, or both may be determined by reference to one or more Specified Currencies or by reference to the price of one or more specified securities or commodities or to one or more securities or commodities exchange indices or other indices or by other methods. The Notes may be issued as Extendible Notes (as defined herein), whose interest rate or interest rate basis or formula may be adjusted on specified dates and which may be subject to redemption at certain times at the option of the Company or to repayment at certain times at the option of the holder. Interest rates and interest rate bases or formulae are subject to change by the Company, but no change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes subject to purchase in any single transaction. See "Description of Notes."

    Interest on each Fixed Rate Note other than Zero-Coupon Notes, will be payable on May 1 and November 1 of each year, unless otherwise specified in the Notes and in the applicable Pricing Supplement. Interest on each Floating Rate Note, will be payable on the dates established by the Company on the date of issue and such dates will be set forth in the Notes and in the applicable Pricing Supplement. See "Description of Notes -- Payment."
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS, OR ANY
 PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================================
                                                                       AGENTS' DISCOUNTS AND
                                        PRICE TO PUBLIC(1)                COMMISSIONS(2)             PROCEEDS TO COMPANY(2)(3)
---------------------------------------------------------------------------------------------------------------------------------
Per Note.........................              100%                     Not to Exceed .600%            Not less than 99.400%
---------------------------------------------------------------------------------------------------------------------------------
Total............................         $1,000,000,000             Not to exceed $6,000,000       Not less than $994,000,000
=================================================================================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) The Company will pay to Bear, Stearns & Co. Inc., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and UBS Securities LLC, each as Agent (collectively, the "Agents"), a commission, which may be in the form of a discount, not to exceed .600% of the principal amount of any Note sold through such Agent, depending upon such Note's Maturity Date. In addition, the Company may sell Notes to Agents who are acting as dealers, at a discount negotiated at the time of sale and specified in the applicable Pricing Supplement, for resale to investors at varying prices as determined by such Agent at the time of resale. See "Plan of Distribution".

(3) Assuming Notes are issued at 100% of their principal amount and before deducting other expenses payable by the Company estimated at $624,000, including reimbursement of certain of the Agents' expenses.
                             ---------------------

    The Notes are being offered on a continuous basis for sale directly by the Company in those jurisdictions where it is authorized to do so and through the Agents, each of whom has agreed to use its best efforts to solicit purchases of the Notes. The Notes may also be sold by the Company to any Agent, as principal, at a discount, for resale to investors. The Company has reserved the right to sell the Notes through one or more additional agents. The Notes will not be listed on any securities exchange, and there can be no assurance that any or all of the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agents may reject any order in whole or in part.
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 29, 1998

     IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY AN AGENT AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF SUCH NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     References herein to "U.S. Dollars," "U.S. $" or "$" are to the currency of the United States of America.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

  YEARS ENDED DECEMBER 31
----------------------------
1997  1996  1995  1994  1993
----  ----  ----  ----  ----
1.56  1.59  1.56  1.64  1.64

For purposes of computing the ratio of earnings to fixed charges, the term "earnings" represents earnings before provision for income taxes, and cumulative effect of changes in accounting principles, plus fixed charges. "Fixed charges" represent interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

                              DESCRIPTION OF NOTES

     The following description of the Notes offered hereby supplements and to the extent inconsistent therewith replaces the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following description of the Notes will apply to such Notes unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     The Senior Notes will constitute a single series to be issued under an indenture dated as of November 1, 1995 (the "Senior Indenture") between the Company and The Chase Manhattan Bank ("Chase"), as trustee (the "Trustee"), and the Subordinated Notes will constitute a separate series to be issued under an indenture dated as of November 1, 1995 (the "Subordinated Indenture") between the Company and Chase. The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures." Neither series is limited as to aggregate principal amount. The Notes may be denominated in U.S. dollars or in such other Specified Currencies as may be designated by the Company at the time of the offering. The Company has authorized the offering and sale pursuant to this Prospectus Supplement of up to $1,000,000,000 combined aggregate initial offering price of Senior Notes and Subordinated Notes, or the equivalent thereof of any Notes denominated in a Specified Currency other than U.S. dollars, which amount is subject to change from time to time as may be authorized by the Company. For purposes of determining the amount issued, the principal amount of any Foreign Currency Notes will be deemed to be the U.S. dollar equivalent of the principal amount of such Foreign Currency Notes, determined as of the date of the original issuance of such Foreign Currency Notes by reference to the Market Exchange Rate (as defined below) for the applicable Specified Currency. For purposes of determining the amount issued, the principal amount of any Original Issue Discount Note (as defined below) means the price at which such
Note is issued.

     The Senior Notes will constitute part of the Superior Indebtedness of the Company and rank pari passu with all outstanding senior debt. See "Description of Debt Securities -- Senior Securities" in the Prospectus.

     The Subordinated Notes will be subordinate and junior in right of payment to all Superior Indebtedness of the Company. See "Description of Debt Securities -- Subordinated Securities" in the Prospectus. At December 31, 1997, Superior Indebtedness aggregated approximately $44.3 billion.

     Notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company. The Notes will consist of one or more (a) Fixed Rate Notes, which may bear an interest rate of zero in the case of Zero-Coupon Notes, or which may pay a level amount in respect of both interest and principal amortized over the life of the Notes in the case of Amortizing Notes, (b) Floating Rate Notes, on which rates are determined, and adjusted periodically, by reference to an interest rate basis or formula including, without limitation, CD Rate Notes, Commercial Paper Rate Notes, CMT Rate Notes, Federal Funds Rate Notes, 11th District Cost of Funds Rate Notes, Kenny Rate Notes, LIBOR Notes, Prime Rate Notes and Treasury Rate Notes (each as defined below), which basis or formula may be adjusted by a Spread and/or a Spread Multiplier, (c) Notes bearing interest as otherwise specified in the applicable Pricing Supplement, or
(d) Extendible Notes on which interest rates or interest rate bases or formulae may be adjusted on specified dates and may be subject to repayment at certain times at the option of the holder or to redemption at certain times at the option of the Company.

     Reference is made to the applicable Pricing Supplement for the following terms and other information with respect to Notes being offered thereby: (1) the Specified Currency with respect to such Note; (2) the public offering price, if other than 100% of the principal amount; (3) the rate per annum at which a Fixed Rate Note will bear interest, if applicable; (4) the rates at which a Floating Rate Note will bear interest, if applicable, determined by reference to an interest rate basis or formula and a Spread or a Spread Multiplier, if any, and any limits on such interest rates; (5) the Maturity Date of such Note and whether the Maturity Date may be extended by the Company and, if so, the Extension Periods and the Final Maturity Date (each as defined below); (6) any provisions of such Note relating to redemption, sinking fund or repayment prior to the date on which such Notes will mature; (7) whether such Notes are Currency Indexed Notes or other Indexed

Notes and, if so, the specific terms thereof; (8) whether such Notes are Amortizing Notes and, if so, the basis or formula for the amortization of principal and interest and the payment dates for such periodic principal payments; (9) whether such Notes will be issued initially as Book-Entry Notes or Certificated Notes; (10) the name of any Agent or dealer involved in the offering or sale of such Notes; and (11) any other terms of such Notes not inconsistent with the provisions of the applicable Indenture.

     Notes denominated in U.S. dollars will be issuable in denominations of $1,000 and integral multiples thereof. Foreign Currency Notes will be issuable in the denominations specified in the applicable Pricing Supplement. The Notes will be issued in fully registered form without coupons and, unless otherwise specified in the applicable Pricing Supplement, will be represented by one or more Global Securities registered in the name of the Depositary or its nominee. All Notes issued on the same day and having the same terms (including, without limitation, the same designation, the same currency, Interest Payment Dates (as defined below), rate of interest, Maturity Date and redemption or repayment provisions) may be represented by a single Global Security; provided, however, that no single Global Security shall exceed U.S. $200,000,000. Payments of principal of, and interest and premium (if any) on, Notes represented by a Global Security will be made by the Paying Agent (as defined below) to the Depositary. See "-- Book-Entry System" below.

     Unless otherwise specified in the applicable Pricing Supplement, the following terms have the meanings set forth below:

          "Business Day" means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York and, with respect to Notes as to which LIBOR (as defined in "-- Floating Rate Notes -- LIBOR Notes" below) is the applicable interest rate basis, is also a London Business Day (as defined below); provided, however, that with respect to any Specified Currency, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country of such Specified Currency (or, in the case of European Currency Units ("ECU"), is also not a day that appears as an ECU non-settlement day on the display designated at "ISDE" in the Reuters Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association in Paris or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market.

          "Calculation Agent" means, unless otherwise specified in the applicable Pricing Supplement, Chase acting in the capacity of calculation agent with regard to the Floating Rate Notes and, where applicable, certain other Notes. The Company may at any time designate additional Calculation Agents or rescind the designation of Calculation Agents.

          "Calculation Date" means, with respect to any Note, the date by which interest payable on any Interest Payment Date or upon Maturity, as the case may be, is calculated. Unless otherwise specified in the Floating Rate Notes and in the applicable Pricing Supplement, the Calculation Date, where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or date of Maturity, as the case may be.

          "Exchange Rate Agent" means, unless otherwise specified in the applicable Pricing Supplement, Chase acting in the capacity of exchange rate agent with regard to the Foreign Currency Notes.

          "Index Maturity" means, with respect to any Floating Rate Note, the designated maturity of the instrument(s) or obligation(s) on which the interest rate is based, as specified in the applicable Pricing Supplement and in such Note.

          "Interest Determination Date" means, for any Interest Reset Date (as defined in "-- Floating Rate Notes" below) with respect to any Floating Rate Note, the date for determining the rate of interest that will take effect on such Interest Reset Date. Unless otherwise specified in such Floating Rate Note and in the applicable Pricing Supplement, the Interest Determination Date will be as described under "-- Floating Rate Notes" below.

          "Interest Payment Date" means, with respect to any Note, each date (other than at Maturity) on which, under the terms of the Note, interest is payable. Unless otherwise specified in such Note and in the applicable Pricing Supplement, the Interest Payment Date will be as described under "-- Fixed Rate Notes" and "-- Floating Rate Notes" below.

          "Lockout Period" means, in the case of Floating Rate Notes which reset daily or weekly, unless otherwise specified in the applicable Pricing Supplement, a period of two Business Days immediately prior to each Interest Payment Date and Maturity during which the Lockout Rate will be in effect.

          "Lockout Rate" means the interest rate in effect on the first day of the Lockout Period and remaining in effect during the Lockout Period.

          "London Business Day" means any day (a) if the Designated LIBOR Currency (as defined below) is other than the ECU, on which dealings in deposits in such Designated LIBOR Currency are transacted in the London interbank market or (b) if the Designated LIBOR Currency is the ECU, that is not designated as an ECU Non-Settlement Day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments on ECUs shall not be made.

          "Maturity" means (i) the date on which the principal of a Note becomes due and payable or (ii) in the case of Amortizing Notes, the date on which all remaining unpaid principal becomes due and payable, in any case, in accordance with its terms, whether at its Maturity Date or by declaration of acceleration, call for redemption, put for repayment or otherwise.

          "Maturity Date" means, with respect to any Note, the date on which such Note will mature, as specified in such Note and in the applicable Pricing Supplement.

          "Paying Agent" means, unless otherwise specified in the applicable Pricing Supplement, Chase acting in the capacity of paying agent with regard to the Notes. The Company may at any time designate additional Paying Agents or rescind the designation of Paying Agents or approve a change in the office through which the Paying Agent acts.

          "Record Date" means, unless otherwise specified in the applicable Pricing Supplement, the date (whether or not a Business Day) that is 15 days prior to such Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent (.0000001), with five-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculation on a Floating Rate Note will be rounded to the nearest cent or, in the case of Foreign Currency Notes, the smallest whole unit of the Specified Currency (with one-half cent or unit being rounded upwards).

     The Notes are referred to in the accompanying Prospectus as a series of Debt Securities (as defined in the Prospectus). For a description of the rights attaching to different series of Debt Securities under the applicable Indenture, see "Description of the Debt Securities" in the Prospectus. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will have the terms described below.

PAYMENT

     Unless otherwise specified in the applicable Pricing Supplement, the payment of the principal of, and interest and premium (if any) on, each Note that is to be made in U.S. dollars (including payments with respect to Foreign Currency Notes that are to be made in U.S. dollars) will be made in the manner described below. See "Special Provisions Relating to Foreign Currency
Notes -- Payment Currency" below for a
description of special provisions relating to the payment of the principal of, and interest and premium (if any) on, Foreign Currency Notes payable in a Specified Currency other than U.S. dollars.

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semi-annually on each Interest Payment Date and upon Maturity. Unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable on the Interest Payment Dates set forth below and upon Maturity. Interest payable on each Interest Payment Date will be paid to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided, however, that interest payable upon Maturity will be payable to the person to whom principal is payable. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on a Note that is originally issued between a Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the next succeeding Interest Payment Date to the holder of record with respect to such next succeeding Interest Payment Date.

     Payments of principal of, and interest and premium (if any) on, Notes represented by Global Securities representing Book-Entry Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Securities representing such Notes. Payments of interest on each Note (other than Notes represented by Global Securities and Foreign Currency Notes and other than interest payable to the holder thereof, if any, upon Maturity) will be made by check mailed to the person in whose name the Note is registered at the close of business on the applicable Record Date. Except as provided below or in the applicable Pricing Supplement, payments of principal of, and premium (if any) on, each Note, and interest (if any) payable to the holder thereof when the principal of such Note is payable, will be paid upon Maturity in immediately available funds upon surrender of the Note at the corporate trust office of the Paying Agent in the Borough of Manhattan, The City of New York. If the Paying Agent receives a written request from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency if other than U.S. dollars) in aggregate principal amount of the Notes not later than the close of business on
(a) a Record Date pertaining to an Interest Payment Date or (b) the fifteenth day prior to Maturity, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made upon Maturity, only after surrender of the Note or Notes in the Borough of Manhattan, The City of New York, not later than one Business Day prior to Maturity), make all U.S. dollar payments to such holder by wire transfer to the account designated in such written request.

INTEREST RATES

     Each Note, except Zero-Coupon Notes, will bear interest from its date of issue at the fixed rate per annum, or at the floating rate per annum determined in accordance with the basis or formula, in each case as set forth in such Note and in the applicable Pricing Supplement. Interest rates or interest rate bases or formulae offered by the Company are subject to change by the Company from time to time, but no such change will affect any Notes issued prior to any such change or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, differences in the aggregate principal amount of the Notes subject to purchase in any single transaction. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

FIXED RATE NOTES

     Fixed Rate Notes, except Zero-Coupon Notes, will bear interest from the date of issue at the annual fixed rate or rates specified in such Notes and in the applicable Pricing Supplement. Interest on Fixed Rate Notes, except Zero-Coupon Notes, will be payable on the Interest Payment Dates specified in such Notes and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates with respect to Fixed Rate Notes will be May 1 and November 1 of each year. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date or the date of Maturity with respect to a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after the Interest Payment Date or the date of Maturity, as the case may be. Interest payments on each Fixed Rate Note will include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the date of issuance if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date or the date of Maturity, as the case may be.

     The Company may issue Fixed Rate Notes as discounted securities (bearing no interest in the case of Zero-Coupon Notes or bearing interest at a rate which at the time of issuance is below market rates) at an issue price that is lower than the principal amount thereof or which provide that upon redemption, repayment or acceleration of the Maturity Date thereof an amount less than the principal amount thereof shall become due and payable, or which for U.S. federal income tax purposes would be considered original issue discount notes ("Original Issue Discount Notes"). Certain information concerning U.S. federal income tax aspects of Zero-Coupon Notes and Original Issue Discount Notes is set forth below under "Certain United States Federal Income Tax Considerations" and additional information may be set forth in the applicable Pricing Supplement.

FLOATING RATE NOTES

     Floating Rate Notes will bear interest at rates determined by reference to the interest rate basis or formula specified in the applicable Pricing Supplement (i) plus or minus (as specified in the applicable Pricing Supplement) the Spread, if any, or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following:
(i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

     The applicable Pricing Supplement will designate one of the following interest rate bases or formulae as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the CMT Rate (a "CMT Rate Note"), (d) the Federal Funds Rate (a "Federal Funds Rate Note"), (e) the 11th District Cost of Funds Rate (an "11th District Cost of Funds Rate Note"), (f) the Kenny Rate (a "Kenny Rate Note"), (g) LIBOR (a "LIBOR Note"), (h) the Prime Rate (a "Prime Rate Note"),
(i) the Treasury Rate (a "Treasury Rate Note"), or (j) such other interest rate basis or formula as is set forth in such Pricing Supplement.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Business Day following the date of weekly Treasury bill auction; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that in the case of LIBOR Notes, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Except as provided below, and unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates with respect to Floating Rate Notes will be, in the case of Notes with a daily, weekly or monthly Interest Reset Date, the third Wednesday of each month or the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; in the case of Notes with a quarterly Interest Reset Date, the third Wednesday of March, June, September and December; in the case of Notes with a semi-annual Interest Reset Date, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Notes with an annual Interest Reset Date, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day; provided, however, that in the case of an Interest Payment Date for a LIBOR Note, if such next succeeding Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes will include interest accrued from and including the date of issue (if no interest has been paid with respect to such Note) or from and including the last Interest Payment Date to which interest has been paid to, but excluding, the applicable Interest Payment Date, or the date of Maturity, as the case may be. Accrued interest will be calculated by multiplying the principal amount of a Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, 11th District Cost of Funds Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes, or by 365, in the case of Kenny Rate Notes. The interest rate in effect on each day will be
(a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date, or (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above and to any adjustment by a Spread or a Spread Multiplier; provided, however, that (i) the interest rate in effect for the period from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be either the initial interest rate specified in the applicable Pricing Supplement or if no initial interest rate is so specified, the interest rate calculated in accordance with the provisions of the Note and (ii) in the case of Floating Rate Notes which reset daily or weekly, unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the Lockout Period will be the Lockout Rate. For any Floating Rate Notes for which a Lockout Period applies, the interest rate on such Floating Rate Notes for the period from the Interest Payment Date to the next Interest Reset Date shall be the interest rate that would have been in effect as of the most recent Interest Reset Date on or prior to the Interest Payment Date had such Lockout Period not been in effect.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to each Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, CMT Rate Notes and Kenny Rate Notes will be the Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to each Interest Reset Date for 11th District Cost of Funds Rate Notes will be the last day of the month immediately preceding such Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index (as defined below). The Interest Determination Date pertaining to each Interest Reset Date for LIBOR Notes will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to each Interest Reset Date for Treasury Rate Notes will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

     The Trustee will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Note. The Calculation Agent (if other than the Trustee) will notify the Trustee of each determination of the interest rate applicable to any such Notes promptly after such determination is made.

  CD Rate Notes

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     "CD Rate" means, with respect to any Interest Determination Date, the rate on that day for certificates of deposit as published on Telerate Page 120 (as defined below) under the column "Certs of Deposit" under the heading "Daily Selected Money Market Rates from the Federal Reserve Bank of New York" and having the Index Maturity designated in the applicable Pricing Supplement or, if not so published by 3:00 p.m., New York City time, on such Interest Determination Date, the CD Rate will be the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("Statistical Release H.15(519)") under the heading "CDs (Secondary Market)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for the U.S. Government Securities" ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such Interest Determination Date.

     "Telerate Page 120" means the display designated as page "120" on Dow Jones Markets Limited, or any successor service, (the "Telerate Service"), (or such other page as may replace Telerate Page 120 on that service for the purpose of displaying money market rates as published in Statistical Release H.15(519)).

     CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     "Commercial Paper Rate" means, with respect to any Interest Determination Date, the rate on that day for commercial paper as published on Telerate Page 133 (as defined below) under the column "AA Nonfinancial Comml Paper" under the heading "Daily Commercial Paper Rates from the Federal Reserve Board" and having the Index Maturity designated in the applicable Pricing Supplement or, if not so published by 3:00 p.m., New York City time on such Interest Determination Date, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable

Pricing Supplement as published in Statistical Release H.15(519), under the heading "Commercial Paper-Nonfinancial." In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

     "Telerate Page 133" means the display designated as page "133" on the Telerate Service (or such other page as may replace Telerate Page 133 on that service for the purpose of displaying commercial paper rates as published in Statistical Release H.15(519)).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                                 D X 360
  Money Market Yield =   ----------------------   X 100
                              360 - (D X M)

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  CMT Rate Notes

     CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     "CMT Rate" means, with respect to any Interest Determination Date, the rate published on the Designated CMT Telerate Page (as defined below) under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release
H.15 . . ." under the column for the Designated CMT Maturity Index (as defined below) (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which such Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on such Interest Determination Date, then the CMT Rate for such Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant Statistical Release H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant Statistical Release H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as mentioned above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three such Reference Dealers are quoting as mentioned above, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display designated as page "7055" or "7052" on the Telerate Service, as specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying "Treasury Constant Maturities" as published in Statistical Release H.15(519)); provided, however, that if no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either one, two, three, five, seven, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated; provided, however, that if no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

  Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published on Telerate Page 120 (as defined below) under the caption "Eff" under the column "Fed Funds Effective" under the heading "Daily Selected Money Market Rates From The Federal Reserve" or, if not so published by 3:00 p.m., New York City time, on such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Statistical Release H.15(519) under the column "Effective Rate" under the heading "Federal Funds." If such rate is not yet published by 3:30 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 9:00 a.m., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Interest Determination Date.

     "Telerate Page 120" means the display designated as page "120" on the Telerate Service (or such other page as may replace Telerate Page 120 on that service for the purpose of displaying Federal Funds rates as published in Statistical Release H.15(519)).

  11th District Cost of Funds Rate Notes

     11th District Cost of Funds Rate Notes will bear interest at the interest rates (calculated with reference to the 11th District Cost of Funds Rate and the Spread or Spread Multiplier, if any) specified in the 11th District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

     "11th District Cost of Funds Rate" means, with respect to any Interest Determination Date, the rate on that day equal to the monthly weighted average cost of funds for the calendar month immediately preceding such Interest Determination Date as published under the caption "The Office of Thrift Supervision National and 11th District Cost of Funds" under the column heading "11th" on Telerate Page 7058 (as defined below) as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any Interest Determination Date, the 11th District Cost of Funds Rate for such Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Interest Determination Date, then the 11th District Cost of Funds Rate for such Interest Determination Date will be the 11th District Cost of Funds Rate then in effect on such Interest Determination Date.

     "Telerate Page 7058" means the display page designated as page "7058" on the Telerate Service (or such other page as may replace Telerate Page 7058 on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

  Kenny Rate Notes

     Kenny Rate Notes will bear interest at the interest rates (calculated with reference to the Kenny Rate and the Spread or Spread Multiplier, if any) specified in the Kenny Rate Notes and in the applicable Pricing Supplement.

     "Kenny Rate" means, with respect to any Interest Determination Date, the high grade weekly index (the "Weekly Index") on that day made available by Kenny Information Systems ("Kenny") to the Calculation Agent. The Weekly Index is, and shall be, based upon 30 day yield evaluations at par of bonds, the interest on which is exempt from Federal income taxation under the Internal Revenue Code of 1986, as amended (the "Code"), of not less than five high grade component issuers selected by Kenny, which shall include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by Kenny in its discretion. The bonds on which the Weekly Index is based shall not include any bonds on which the interest is subject to a minimum tax or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. In the event Kenny ceases to make available such Weekly Index prior to the Calculation Date, a successor indexing agent will be selected by the Calculation Agent, such index to reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation in respect of issuers most closely resembling the high grade component issuers selected by Kenny for its Weekly Index, the interest on which is (a) variable on a weekly basis, (b) exempt from Federal income taxation under the Code, and (c) not subject to a minimum tax or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. If such successor indexing agent is not available, the rate for any Interest Determination Date shall be 67% of the rate that would have been determined if the Treasury Rate option had been originally selected as the interest rate basis for the Notes.

  LIBOR Notes

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to any Interest Determination Date, LIBOR will be determined as follows: (A) if the method of calculation of LIBOR for a LIBOR Note is specified on the face thereof to be "LIBOR-Telerate" or if no method of calculation of LIBOR is specified, LIBOR for such Interest Determination Date will be the rate for deposits in the Designated LIBOR Currency (as defined below) having the Index Maturity specified in the applicable Pricing Supplement which appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date, or (B) if the method of calculation of LIBOR for a LIBOR Note is specified on the face thereof to be "LIBOR-Reuters," LIBOR for such Interest Determination Date will be determined on the basis of the offered rates for deposits in the Designated LIBOR Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such Interest Determination Date, which appear on the Reuters Screen LIBO Page (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of that Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If such rate does not appear on Telerate Page 3750, in the case of alternative (A) above, or fewer than two offered rates appear, in the case of alternative (B) above, the rate for such Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          "Designated LIBOR Currency" means the currency, if any, designated in a LIBOR Note and the applicable Pricing Supplement as the Designated LIBOR Currency and, if no currency is so designated, the Designated LIBOR Currency will be U.S. dollars.

          "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace Telerate Page 3750 on that service for the purpose of displaying London interbank offered rates).

          "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates).

          (ii) With respect to any Interest Determination Date on which the rate for deposits does not appear on Telerate Page 3750, or on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as applicable and as specified in (i) above, LIBOR will be determined on the basis of the rates at which deposits in the Designated LIBOR Currency are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market having the Index Maturity designated in the Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million, or its equivalent in the Designated LIBOR Currency, that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of a percent) of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in the applicable Principal Financial Center on such Interest Determination Date by three major banks in such Principal Financial Center, selected by the Calculation Agent, for loans in the Designated LIBOR Currency to leading banks, commencing on the second London Business Day immediately following such Interest Determination Date, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount equal to an amount of not less than U.S. $1 million, or its equivalent in the Designated LIBOR Currency, that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

     "Principal Financial Center" means, unless otherwise specified in the applicable Pricing Supplement, (i) the capital city of the country issuing the Specified Currency (except as described in the definition of Business Day with respect to ECU) or (ii) the capital city of the country to which the Designated LIBOR Currency relates (or, in the case of ECU, Luxembourg), as applicable, except, in the case of (i) or (ii) above, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of the Specified Currency) and Zurich, respectively.

  Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     "Prime Rate" means, with respect to any Interest Determination Date, the rate published for that day on Telerate Page 125 (as defined below) or, if not so published by 3:00 p.m., New York City time, on such Interest Determination Date, the rate on that day published in Statistical Release H.15(519) under the heading "Bank Prime Loan" or, if not so published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate with respect to such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for any Interest Determination Date, the Prime Rate with respect to such Interest Determination Date will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent. If fewer than two quotations are provided, the Prime Rate with respect to such Interest Determination Date shall be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least U.S. $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the appropriate number of substitute banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Determination Date will be the Prime Rate in effect immediately prior to such Interest Determination Date.

     "Telerate Page 125" means the display page designated as page "125" on the Telerate Service (or such other page as may replace Telerate Page 125 on that service for the purpose of displaying the prime rate or base lending rate of major banks).

     "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rate Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying the prime rate or base lending rate of major banks).

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     "Treasury Rate" means, with respect to any Interest Determination Date, the rate on that day published on the Designated Treasury Telerate Page (as defined below) under the column "Avge Invest Yield" under the heading "US Treasury 3Mo T-Bill Auction Results," if the Designated Treasury Telerate Page is 56 , or under the heading "US Treasury 6Mo T-Bill Auction Results," if the Designated Treasury Telerate Page is 57, and having the Index Maturity designated in the applicable Pricing Supplement or, if not so published by 3:00 p.m., New York City time, on such Interest Determination Date, the rate for the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in Statistical Release H.15(519) under the heading "Treasury bills -- auction average" (expressed as a bond equivalent, rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

     "Designated Treasury Telerate Page" means the display designated as page "56" or "57" on the Telerate Service, as specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying U.S. Treasury auction results as published in Statistical Release H.15(519)); provided, however, that if no such page is specified in the applicable Pricing Supplement, the Designated Treasury Telerate Page shall be "56" for the most recent week.

AMORTIZING NOTES

     The Company may from time to time offer Notes for which payments of principal and interest are made in installments over the life of the Notes ("Amortizing Notes"). Interest on Amortizing Notes will be computed as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. The Company will provide the initial purchaser repayment information with respect to Amortizing Notes and such information will be available upon request to the subsequent holders thereof.

RESET NOTES

     The Company may from time to time offer Notes ("Reset Notes") as to which the Company has the option to reset the interest rate, in the case of Fixed Rate Notes, or to reset the Spread or Spread Multiplier, in the case of Floating Rate Notes. The applicable Pricing Supplement with respect to Reset Notes will set forth the date or dates on which the interest rate, Spread or Spread Multiplier, as the case may be, may be reset, the basis or formula, if any, for such resetting and other details of the Reset Notes.

EXTENDIBLE NOTES

     The Company may from time to time offer Notes ("Extendible Notes") as to which the Company has the option to extend the original Maturity Date of such Notes for one or more periods. The applicable Pricing Supplement will set forth the number of periods for which the maturity of such Note is extendible, the date beyond which the final maturity may not be extended, the procedure for notification to the holders of such Notes of such extension, the procedure, if any, for holders of such Notes to elect repayment of such Notes in the event of such extension and other details of the Extendible Notes.

RENEWABLE NOTES

     The Company may from time to time offer Notes ("Renewable Notes"), the original Maturity Date of which will be automatically renewed for such periods and at such times as are set forth in the applicable Pricing Supplement unless the holders of such Notes elect to terminate the automatic extension of such Notes. The applicable Pricing Supplement will set forth the periods and times for which the maturity of such Notes is to be automatically renewed, the date beyond which the maturity may not be so renewed, the procedures for holders of such Notes to elect repayment of such Notes in the event of such renewal and other details of the Renewable Notes.

COMBINATION OF PROVISIONS

     If so specified in the applicable Pricing Supplement, Notes may be subject to all of the provisions, or any combination of the provisions, described above under "Reset Notes," "Extendible Notes" and "Renewable Notes."

REDEMPTION AND REPAYMENT

     Unless otherwise specified in the applicable Pricing Supplement and except for Extendible Notes and Renewable Notes, the Notes will not be subject to any sinking fund, and will not be redeemable at the option of the Company or repayable at the option of the holder prior to the Maturity Date.

FOREIGN CURRENCY, CURRENCY INDEXED AND OTHER INDEXED NOTES

     The Company may from time to time offer Foreign Currency Notes, which are Notes denominated in a Specified Currency other than U.S. dollars, as specified in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks."

     The Company may from time to time offer Notes ("Currency Indexed Notes"), the principal amount of which is payable upon Maturity or the interest rate of which is determined by reference to the exchange rate of a Specified Currency relative to another currency or composite currency (the "Indexed Currency") or to a currency index (the "Currency Index"), each as specified in the applicable Pricing Supplement. Holders of Currency Indexed Notes may receive a principal amount upon Maturity that is greater than or less than the face amount of such Notes depending upon the relative value upon Maturity of the Specified Currency compared to the Indexed Currency or Currency Index. The applicable Pricing Supplement will set forth certain information as to the method for determining the amount of interest payable and the principal amount payable upon Maturity, the relative value of the Specified Currency compared to the applicable Indexed Currency or Currency Index, any exchange controls applicable to the Specified Currency or Indexed Currency, certain tax considerations to holders associated with an investment in the Currency Indexed Notes, certain risks associated with an investment in such Currency Indexed Notes and other information relating to such Currency Indexed Notes, as applicable. See "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks."

     The Company may from time to time offer indexed Notes ("Indexed Notes," which term includes Currency Indexed Notes), the principal amount of which is payable upon Maturity or interest rate of which is determined by reference to one or more equity or other indices or formulae or the price of one or more specified commodities or by such other methods or formulae as may be specified by the Company in the applicable Pricing Supplement. The applicable Pricing Supplement will set forth certain information as to the method by which the amount of interest payable and the amount of principal payable upon Maturity in respect of such Indexed Notes will be determined, certain tax considerations to holders associated with an investment in such Indexed Notes, certain risks to holders associated with an investment in such Indexed Notes and other information relating to such Indexed Notes, as applicable.

     An investment in Currency Indexed Notes or in other Indexed Notes, as to principal or interest or both, to one or more values of commodities or interest rate indices entails significant risks that are not associated with similar investments in conventional fixed-rate debt securities. The interest rate on Currency Indexed Notes and other Indexed Notes may be less than that payable on conventional fixed-rate debt securities issued at the same time, and a possibility may exist that no interest will be paid or that negative interest will accrue, and the principal amount of a Currency Indexed Note or other Indexed Note payable upon Maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, and a possibility may exist that no principal will be paid, or if such principal amount is utilized to net against accrued negative interest, the principal amount payable upon Maturity may be less than the original purchase price of such Note. The secondary market for Currency Indexed Notes and other Indexed Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, the time remaining to maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currency commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Currency Indexed Note or any other Indexed Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risk entailed by an investment in Currency Indexed Notes and other Indexed Notes and the suitability of such Notes in light of their particular circumstances.

     Unless otherwise specified in the applicable Pricing Supplement, (a) for the purpose of determining whether holders of the requisite principal amount of Debt Securities outstanding under the applicable Indenture have made a demand or given a notice or waiver or taken any other such action, the outstanding principal amount of Currency Indexed Notes or of other Indexed Notes will be deemed to be the face amount thereof, and (b) in the event of an acceleration of the principal amount due on a Currency Indexed Note or any other Indexed Note, the principal amount payable to the holder of such Note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of such Note would be determined on the Maturity Date thereof, as if the date of acceleration were the Maturity Date.

REPURCHASE

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

     The Notes may be issued in whole or in part in the form of one or more Global Securities registered in the name of the Depositary or its nominee. Upon issuance, all Book-Entry Notes having the same date of issuance, Maturity Date, rank (senior or subordinated), redemption provisions, repayment provisions, Specified Currency, interest period and Interest Payment Dates and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, interest rate basis or formula, Initial Interest Rate, Index Maturity, Interest Reset Dates, Spread or Spread Multiplier, if any, minimum interest rate, if any, and maximum interest rate, if any, will be represented by one or more Global Securities. The Depositary has advised the Company and the Agents as follows:
The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking

Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of the Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each actual purchaser of a Note (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of the Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all Notes deposited by Participants with the Depositary are registered in the name of the Depositary or its nominee. The deposit of Notes with the Depositary and their registration in the name of the Depositary or its nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     As long as the Notes are held by the Depositary or its nominee and the Depositary continues to make its same-day funds settlement system available to the Company, all payments of principal of and interest on the Notes will be made by the Company in immediately available funds to the Depositary. The Company has been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to the Direct Participants shall be the responsibility of the Depositary and disbursement of such payments to Beneficial Owners shall be the responsibility of the Direct and Indirect Participants.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement system. Accordingly, the Depositary will require that secondary trading activity in the Notes settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

     The Company expects that conveyances of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to

Beneficial Owners will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor its nominee will consent or vote with respect to the Notes; the Company has been advised that the Depositary's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign consenting or voting rights of the Depositary's nominee to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

     The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for all the Global Securities representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by Global Securities and, in such event, will issue Certificated Notes in exchange for all the Global Securities representing the Notes. Individual Certificated Notes so issued will be issued in denominations of $1,000 and any larger amount that is an integral of $1,000 and registered in such names as the Depositary shall direct.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CONCERNING THE TRUSTEE

     Chase serves as trustee with respect to twenty-six other series of Debt Securities previously issued under the Indentures. In addition, Chase acts as trustee with respect to various debt securities issued under indentures originally executed by Manufacturers Hanover Trust Company and Chemical Bank, respectively. Chase acts as depository for funds of, extends credit to, and performs other banking services for, the Company in the normal course of business.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, and interest and premium (if any) on, the Notes will be made in U.S. dollars. Unless otherwise specified in the applicable Pricing Supplement, the following provisions shall apply to Foreign Currency Notes which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of the Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement. Foreign Currency Notes will be issued only in registered form without coupons.

CURRENCIES

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into the Specified Currencies and vice versa, and banks offer non-U.S. dollar checking or savings account facilities in the United States only on a limited basis. However, if requested by a prospective purchaser of Notes on or prior to the fifth Business Day preceding the date of delivery of the Notes, or by such other day as determined by the Exchange Rate Agent who presented such offer to purchase Notes to the Company, such Exchange Rate Agent is prepared to arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by such Exchange Rate Agent on such terms and subject to such conditions, limitations and charges as such Exchange Rate Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

PAYMENT OF PRINCIPAL AND INTEREST

     Principal, interest and premium, if any, payments on Foreign Currency Notes are payable by the Company in the Specified Currency. However, except as provided below, the Exchange Rate Agent appointed by the Company to convert principal, interest and premium, if any, payments in respect of Foreign Currency Notes to U.S. dollars will convert the amount of all payments of principal of, and interest and premium (if any) on, Foreign Currency Notes to U.S. dollars. Unless otherwise specified in the applicable Pricing Supplement, each holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below.

     Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable Interest Payment Date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such Interest Payment Date, in an amount equal to the aggregate amount of the Specified Currency payable to all holders of Notes not electing to receive the Specified Currency on such Interest Payment Date and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

     Unless otherwise specified in the applicable Pricing Supplement, each holder of a Foreign Currency Note may elect to receive payment of the principal of, and interest and premium (if any) on, the Foreign Currency Note in the Specified Currency by transmitting a written request for such payment to the principal offices of the Paying Agent prior to the fifth Business Day after the Record Date immediately preceding any Interest Payment Date and at least 10 Business Days prior to Maturity in the case of payments to be made upon Maturity. Such request may be in writing (mailed or hand delivered) or by cable, telex, or other form of facsimile transmission. Each holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all payments of principal, interest and premium, if any, and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any such revocation must be received by the Paying Agent on or prior to the fifth Business Day after the Record Date in the case of any payment of interest or at least 10 Business Days prior to the Maturity Date or the date of redemption or repayment, if any, in the case of the payment of principal and premium, if any. Holders of Foreign Currency Notes that are to be held in the name of a broker or nominee, including Book-Entry Notes, should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Unless otherwise specified in the applicable Pricing Supplement, the payment of the principal of, and interest and premium, if any, on each Foreign Currency Note to be made in U.S. dollars will be made in the manner specified under "Description of the Notes -- Payment." Unless otherwise specified in the applicable Pricing Supplement, the payment of principal of, and interest and premium, if any, on each Foreign Currency Note to be made in the Specified Currency will be made as set forth below. The payment of interest on a Foreign Currency Note (other than interest payable to the holder thereof, if any, upon Maturity) to be made in the Specified Currency will be paid by bank draft mailed to the person in whose name the Note is registered at the close of business on the applicable Record Date. The principal of and premium, if any, on such Foreign Currency Note and any interest payable to the holder thereof when the principal of such Foreign Currency Note is payable will be paid by bank draft upon surrender of such Note at the corporate trust office of the Paying Agent in the Borough of Manhattan, The City of New York. Specified Currency drafts will be drawn on a bank office located outside the United States. If the Paying Agent receives a written request from a holder of the equivalent of U.S. $1,000,000 or more in aggregate principal amount of the Foreign Currency Notes not later than the close of business on a Record Date for an interest payment or the fifteenth day prior to Maturity, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made upon Maturity, only after the surrender of the Note or Notes in the borough of Manhattan, The City of New York, not later than one Business Day prior to

Maturity), make all Specified Currency payments to such holder by wire transfer to an account (a) designated in such written request and (b) maintained in the country of the Specified Currency.

OUTSTANDING FOREIGN CURRENCY NOTES

     The principal amount of any Foreign Currency Note payable in a Specified Currency at any time outstanding for any purpose under the Indentures shall be deemed to be the U.S. dollar equivalent of the principal amount of such Foreign Currency Note, determined as of the date of the original issuance of such Foreign Currency Note by reference to the Market Exchange Rate.

PAYMENT CURRENCY

     If a Specified Currency is not available for the payment of principal of, and interest and premium, if any, with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public authorities of or within the international banking community, the Company will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Record Date prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in an applicable Pricing Supplement. Any payment made under such circumstances in U.S. dollars where required payment is in a Specified Currency will not constitute a default under the Indentures.

     If payment on a Foreign Currency Note is required to be made in ECU and ECU are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or are no longer used in the European Monetary System, all payments due on that date with respect to such Foreign Currency Note shall be made in U.S. dollars. The amount so payable on any date in ECU shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis: The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The Paying Agent shall determine the U.S. dollar equivalent of each of the Components on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be multiplied or divided in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

     All determinations referred to above by the Exchange Rate Agent or Paying Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes and the Exchange Rate Agent or Paying Agent, as the case may be, shall have no liability therefor. Any payment made in U.S. dollars under the aforementioned circumstances where required payment is in a Specified Currency will not constitute a default under the Indentures.

JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. A judgment for money damages by courts in the United States, including money damages based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that in an action based on an obligation expressed in a currency other than U.S. dollars a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

                             FOREIGN CURRENCY RISKS

     THE PROSPECTUS, INCLUDING THIS PROSPECTUS SUPPLEMENT, DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY NOTES AND AS TO ANY MATTERS THAT MAY AFFECT THE PURCHASE OR HOLDING OF FOREIGN CURRENCY NOTES OR THE RECEIPT OF PAYMENTS OF PRINCIPAL OF AND ANY PREMIUM AND INTEREST ON FOREIGN CURRENCY NOTES IN A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY OR CURRENCY UNIT TRANSACTIONS.

     An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and the supply and demand for the relevant currencies over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and foreign currencies have been highly volatile and such volatility may be expected in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is at any moment a result of the supply of and demand for such currencies, and changes in the rate result over time from the interaction of many factors, among which are rates of inflation, interest rate levels, balances of payments and the extent of governmental surpluses or deficits in the countries of such currencies. These factors are in turn sensitive to the monetary, fiscal and trade policies pursued by such governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to Foreign Currency Notes against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Notes, in the U.S. dollar-equivalent value of the principal repayable and, generally, in the U.S. dollar-equivalent market value of such Notes.

     Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed noncommunist nations are permitted to fluctuate in value relative to the U.S. dollar. Sovereign governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. In fact, such governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Foreign Currency Notes is that their U.S. dollar-equivalent yields could be affected by governmental actions which could change or interfere with a theretofore freely determined currency valuation, by fluctuations in response to other market forces and by the movement of currencies across borders. There will be no adjustment or change in the terms of the Foreign Currency Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a Specified Currency at a Note's Maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note that would otherwise be payable in such Specified Currency would not be available at such Note's Maturity. In that event, the Company will make required payments in U.S. dollars on the basis of the Market Exchange Rate on the second day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "Special Provisions Relating to Foreign Currency Notes -- Payment Currency".

     Unless otherwise indicated in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Foreign Currency Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and interest and premium (if any) on, Foreign Currency Notes. Such persons should consult their own counsel with regards to such matters.

     The Pricing Supplement with respect to any issue of Foreign Currency Notes, containing information on the applicable Specified Currency (including information with respect to applicable current foreign exchange controls, if any), will be delivered and will become part of this Prospectus and Prospectus Supplement. Any such information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as a part of a hedging, conversion or constructive sale transaction or a straddle or holder of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United states federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular issue of the Notes will be provided in the applicable Pricing Supplement. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PAYMENTS OF INTEREST

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.

ORIGINAL ISSUE DISCOUNT

     United States Holders of Notes issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

     This summary is based upon the final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations"). Additional rules applicable to Original Issue Discount Notes which are denominated in or determined by reference to a Specified Currency other than the U.S. dollar are described under "-- Foreign Currency Notes" below. The following discussion does not address Notes providing for contingent payments other than Notes that bear qualified stated interest. Investors should carefully examine the applicable Prospectus Supplement regarding the United States federal income tax consequences of the holding and disposition of any Notes providing for contingent payments that do not bear qualified stated interest.

     A Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest" will be issued with OID if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an Amortizing Note, the weighted average maturity. The "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

     In the case of a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as principal payments on the Notes are made in proportion to the stated principal amount of the Note. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

     Certain of the Notes may be redeemed prior to their Maturity Date at the option of the Company and/or at the option of the holder. Original Issue Discount Notes containing such features may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue Discount Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Notes.

     United States Holders of Original Issue Discount Notes with a Maturity Date upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     In the case of an Original Issue Discount Note that is a Floating Rate Note both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index. Persons considering the purchase of Floating Rate Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by an amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

SHORT-TERM NOTES

     In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Notes"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include any stated interest in income as it is received). United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will generally be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to include currently accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.

MARKET DISCOUNT

     If a United States Holder purchases a Note (other than an Original Issue Discount Note) for an amount that is less than its stated redemption price at Maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the Maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the United States Internal Revenue Service (the "IRS").

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

     A United States Holder that purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such United States Holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     A United States Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Final Treasury regulations issued on December 30, 1997 provide that, at a holder's election, premium may be amortized to offset interest income only as a United States Holder takes the qualified stated interest into account under the United States Holder's regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (i) the holder will exercise or not exercise options in a manner that maximizes the holder's yield and (ii) the issuer will exercise or not exercise options in a manner that minimizes the holder's yield except with respect to call options for which the issuer is assumed to exercise such call options in a manner that maximizes the holder's yield. The final regulations are effective for debt instruments acquired on or after March 2, 1998. However, if a United States Holder elects to amortize bond premium for the taxable year containing March 2, 1998, or any subsequent taxable year, the final regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year. Once made, the election cannot be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by an amortized premium and any cash payments on the

Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as with respect to certain Short-Term Notes as described above, with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes or with respect to market discount as described above, such gain or loss will be capital gain or loss. Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.

TAX CONSEQUENCES OF SATISFACTION AND DISCHARGE

     In that event the Company discharges its obligations under the Notes, pursuant to satisfaction and discharge provisions of the Indentures, the IRS may take the view that such a discharge constitutes the retirement of the Notes and the issuance of new obligations with the result that United States Holders of the Notes would recognize any gain or loss realized on such a retirement, although any such gain would generally not be taxable to Non-United States Holders under the circumstances outlined below. Furthermore, following discharge, the Notes might be subject to withholding, backup withholding and/or information reporting.

EXTENDIBLE NOTES, RESET NOTES AND RENEWABLE NOTES

     If so specified in an applicable Pricing Supplement relating to a Note, the Company or a holder may have the option to extend the Maturity Date of a Note. See "Description of Notes -- Renewable Notes" and "Description of
Notes -- Extendible Notes." In addition, the Company may have the option to reset the interest rate, the Spread or the Spread Multiplier. See "Description of Notes -- Reset Notes." The treatment of a United States Holder of Notes with respect to which such an option has been exercised may depend, in part, on the terms established for such Notes by the Company pursuant to the exercise of such option (the "Revised Terms"). Such United States Holder may be treated for United States federal income tax purposes as having exchanged such Notes (the "Old Notes") for new Notes with the Revised Terms (the "New Notes"). If the exercise of the option by the Company is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder would generally recognize gain or loss equal to the difference between the issue price of the New Notes and the United States Holder's tax basis in the Old Notes.

     The presence of such options may also affect the calculation of OID, among other things. The OID Regulations provide that, solely for purposes of the accrual of OID, an issuer of a debt instrument having an option or combination of options to extend the term of the debt instrument will be presumed to exercise such option or options in the manner that minimizes the yield on the debt instrument. Conversely, a holder having a put option, an option to extend the term of the debt instrument or a combination of such options will be presumed to exercise such option or options in a manner that maximizes the yield on the debt instrument. If the exercise of such option or options to extend the term of the debt instrument actually occurs or the option to put does not occur, contrary to the presumption made under the OID Regulations (a "change of circumstances"), then, solely for purposes of the accrual of OID, the debt instrument is treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on that date. Persons considering the purchase of Extendible Notes, Reset Notes or Renewable Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

FOREIGN CURRENCY NOTES

     The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a Note (a "Foreign Currency Note") denominated in a Specified Currency other than the U.S. dollar (a "Foreign Currency"). If interest payments are made in a Foreign Currency to a United States Holder that is not required to accrue such interest prior to its receipt, such holder will be required to include in income the U.S. dollar value of the amount received (determined by translating the Foreign Currency received at the "spot rate" for such Foreign Currency on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

     A United States Holder that is required to accrue interest in a Foreign Currency Note prior to the receipt of such interest will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. The average rate of exchange for an interest accrual period is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder.) An accrual basis holder may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. Upon receipt of an interest payment on such Note, such United States Holder will recognize ordinary income or loss in an amount equal to the difference between U.S. dollar value of such payment (determined by translating any Foreign Currency received at the "spot rate" for such Foreign Currency on the date received) and the U.S. dollar value of the interest income that such United States Holder has previously included in income with respect to such payment.

     OID on a Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate for such Foreign Currency on the date of payment). For this purpose, all receipts on a Note will be viewed first as the receipt of any stated interest payments called for under the terms of the Note, second as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the receipt of principal.

     The amount of market discount on Foreign Currency Notes includible in income will generally be determined by translating the market discount determined in the Foreign Currency into U.S. dollars at the spot rate on the date the Foreign Currency Note is retired or otherwise disposed of. If the United States Holder has elected to accrue market discount currently, then the amount which accrues is determined in the Foreign Currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. A United States Holder will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

     Bond premium on a Foreign Currency Note will be computed in the applicable Foreign Currency. With respect to a United States Holder that elects to amortize the premium, the amortizable bond premium will reduce interest income in the applicable Foreign Currency. At the time bond premium is amortized, exchange gain or loss (which is generally ordinary income or loss) will be realized based on the difference between spot rates at such time and at the time of acquisition of the Foreign Currency Note. A United States Holder that does not elect to amortize bond premium will translate the bond premium, computed in the applicable Foreign Currency, into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

     A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Foreign Currency amount paid for such Foreign Currency Note determined at the time of such purchase. A United States Holder that purchases a Note with previously owned Foreign Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between his tax basis in such Foreign Currency and the fair market value of the Note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

     For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange, retirement or other disposition of a Foreign Currency Note, the amount realized upon such sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in Foreign Currency (other than amounts attributable to accrued but unpaid interest not previously included in the holder's income), determined at the time of the sale, exchange, retirement or other disposition.

     A United States Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a Foreign Currency Note. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a Foreign Currency Note. Under proposed Treasury Regulations issued on March 17, 1992, if a Foreign Currency Note is denominated in one of certain hyperinflationary currencies, generally (i) exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that such Note was held and (ii) such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to the holder's tax basis in) the Foreign Currency Note.

     A United States Holder's tax basis in Foreign Currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time the holder received such Foreign Currency. Any gain or loss recognized by a United States Holder on a sale, exchange, retirement or other disposition of Foreign Currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

INDEXED NOTES

     The tax treatment of a United States Holder will depend on factors including the specific index or indices used to determine any indexed payments on Notes and the amount and timing of any contingent payments of principal and interest. Persons considering the purchase of Indexed Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership,
     (iii) the beneficial owner is not a bank whose receipt of interest on a
     Note is described in section 881(c)(3)(A) of the code, (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder and (v) such interest is not considered contingent interest under section 871(h)(4)(A) of the Code and the regulations thereunder;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interests paid after December 31, 1998 with respect to an offshore account or through certain foreign intermediaries.

     If a non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including OID) made to such non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in a taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-

United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, after December 31, 1998, if such nominee, custodian, agent or broker is a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of principal, interest, OID and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in
(a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through the Agents, each of whom has agreed to use its best efforts to solicit purchases of the Notes. The Notes may also be sold by the Company to any Agent, as principal, at a discount for resale to investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. The Company has reserved the right to sell the Notes through one or more additional agents. Any such additional agent will be identified in any Pricing Supplement relating to any Notes sold by any such additional agent. The Notes may also be sold by the Company directly on its own behalf in those jurisdictions where it is authorized to do so. Unless otherwise specified in the applicable Pricing Supplement, the Company will pay each Agent a commission not to exceed .600% of the principal amount of any Note sold through such Agent, depending upon such Note's Maturity Date. No commission will be payable to any Agent on the Notes sold directly to purchasers by the Company. The Company has agreed to reimburse the Agents for certain expenses.

     An Agent may sell Notes it has purchased from the Company as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from the Company to such dealers. After the initial public offering of such Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount allowed to dealers may be changed.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds.

     The Company reserves the right to withdraw, cancel or modify the offer without notice and may reject orders in whole or in part whether placed directly with the Company or through any Agent. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes in whole or in part.

     The Agents may from time to time purchase and sell Notes in the secondary market, but are not obligated to do so. The Agents may make markets in the Notes as permitted by applicable law and regulations, but are not obligated to do so and may discontinue any market making at any time without notice. There can be no assurance that there will be a secondary market for the Notes.

     In connection with the offering of the Notes purchased by one or more of the Agents as principal on a fixed price offering basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Agent or Agents creates or create, as the case may be, a short position in such Notes (i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement), then such Agent(s) may reduce that short position by purchasing Notes in the open market. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be effected in the over-the-counter market or otherwise.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Act, or contribute to payments such Agent may be required to make in respect thereof.

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  NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND ANY PRICING SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND SUCH PRICING SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND ANY PRICING SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND SUCH PRICING SUPPLEMENT OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
           PROSPECTUS SUPPLEMENT
Ratio of Earnings to Fixed Charges...   S-2
Description of Notes.................   S-3
Special Provisions Relating to
  Foreign Currency Notes.............  S-19
Foreign Currency Risks...............  S-22
Certain United States Federal Income
  Tax Considerations.................  S-23
Plan of Distribution.................  S-31
                PROSPECTUS
Available Information................     2
Documents Incorporated
  By Reference.......................     2
The Company..........................     3
Application of Proceeds..............     3
Description of Debt Securities.......     4
Description of Warrants..............     8
Plan of Distribution.................     9
Legal Opinions.......................    10
Experts..............................    10

                                 $1,000,000,000

                                      LOGO

                                  MEDIUM TERM
                             SENIOR NOTES, SERIES J

                                      AND

                                  MEDIUM TERM
                          SUBORDINATED NOTES, SERIES A

                             PROSPECTUS SUPPLEMENT
                                     DATED
                                 APRIL 29, 1998

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